UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MAP PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Thursday, May 21, 2009

Notice is hereby given that on Thursday, May 21, 2009, MAP Pharmaceuticals, Inc., a Delaware corporation (the “Company”), will hold its Annual Meeting of Stockholders (the “Annual Meeting”) at our headquarters, 2400 Bayshore Parkway, Suite 200, Mountain View, California 94143. The Annual Meeting will begin at 8:00 a.m. Pacific Time.

Only stockholders who owned stock at the close of business on April 2, 2009 are entitled to vote at the Annual Meeting or any adjournment that may take place. At the Annual Meeting, we will:

1. Elect the members of Class II of the Board of Directors to serve for a three-year term or until the election and qualification of their successors;

2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3. Transact such other business as may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders. The record date for determining those stockholders who will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof is April 2, 2009. Shares of common stock may be voted at the Annual Meeting only if the holder is present at the meeting in person or by valid proxy.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You may also submit your proxy via the Internet or by telephone by following the instructions on the enclosed proxy card. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ CHARLENE A. FRIEDMAN

CHARLENE A. FRIEDMAN
Vice President, General Counsel and Secretary

Mountain View, California

April 15, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Thursday, May 21, 2009: The MAP Pharmaceuticals proxy statement, form of proxy and 2008 Annual Report on Form 10-K are available at http://ir.mappharma.com/annual-proxy.cfm.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. YOU MAY ALSO SUBMIT YOUR COMPLETED PROXY VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

2400 Bayshore Parkway, Suite 200

Mountain View, California 94043

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

Thursday, May 21, 2009

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is being furnished to stockholders of MAP Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the solicitation by our Board of Directors of proxies to be used at the Annual Meeting of Stockholders to be held on Thursday, May 21, 2009, at 8:00 a.m. Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our headquarters at 2400 Bayshore Parkway, Mountain View, California 94043. This proxy statement and accompanying proxy card are being mailed on or about April 15, 2009 to all stockholders entitled to vote at the Annual Meeting. In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the meeting, and for 10 days prior to the meeting, at MAP Pharmaceuticals, Inc., 2400 Bayshore Parkway, Suite 200, Mountain View, California 94043 between the hours of 8:00 a.m. and 5:00 p.m. Pacific Time.

Proposals to Be Voted On at the Annual Meeting

Stockholders of record as of April 2, 2009 are asked to vote on the following proposals:

1.	the election of the four nominees for election to the Board of Directors listed in this proxy statement; and

2.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2009.

Voting Rights and Solicitation of Proxies

Only holders of record at the close of business on Thursday, April 2, 2009 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement that may occur. At the close of business on the Record Date, there were 20,602,870 shares of common stock, par value $0.01 per share (the “Common Stock”), outstanding, held by approximately 22 stockholders of record. Only stockholders of record of our Common Stock on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. On each matter to be considered at the Annual Meeting, each stockholder of record will be entitled to cast one vote for each share held on the Record Date.

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by mail, telephone or other electronic means, or in person by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Quorum Requirement and Votes Required for the Proposals

In order to constitute a quorum and to transact business at the Annual Meeting, a majority of the outstanding shares of Common Stock on the Record Date must be represented at the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. All votes will be tabulated by an inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes and will determine whether a quorum is present.

Under Delaware law, directors are elected by a plurality vote. Directors will be elected by a favorable vote of a plurality of the aggregate votes present, in person or by proxy, at the Annual Meeting. Accordingly, abstentions will not affect the outcome of the election of candidates for director. The election of directors is a matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

The proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 requires the affirmative vote of a majority of the aggregate votes present, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal. The ratification of our selection of PricewaterhouseCoopers LLP is a matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

The persons named as attorneys-in-fact in the form of the accompanying proxy, Timothy S. Nelson and Charlene A. Friedman, were selected by our Board of Directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted by Mr. Nelson and Ms. Friedman at the Annual Meeting. Aside from election of the named directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, our Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matters should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation or a duly executed proxy bearing a later date to the Secretary at the Company’s offices, located at 2400 Bayshore Parkway, Suite 200, Mountain View, California 94043, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a broker, bank or other nominee and you decide to attend and vote at the Annual Meeting, your vote in person at the meeting will not be effective unless you present a legal proxy, issued in your name from the record holder, your broker, bank or other nominee.

Voting Via the Internet or by Telephone

If you hold stock certificates in your name, you will receive the Company’s proxy card from our stock transfer agent, American Stock Transfer & Trust Company. The proxy card will contain information on telephone and Internet voting, so that you may grant your proxy for those shares telephonically by calling the telephone number shown on the proxy card, or via the Internet at www.voteproxy.com.

Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than the Company’s proxy card. A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions, Inc. that offers telephone and Internet grants of proxies. If your shares are held in an account with a broker or bank participating in the Broadridge Financial Solutions program, you may grant your proxy for those shares telephonically by calling the telephone number shown on the form received from your broker or bank, or via the Internet at Broadridge Financial Solutions’ website at www.proxyvote.com.

Submitting your proxy via the Internet or by telephone will not affect your right to revoke your proxy and vote in person, should you decide to attend the Annual Meeting.

The telephone and Internet proxy granting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy granting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting proxies via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Internet Availability of Proxy and Other Materials

The proxy statement, form of proxy and our 2008 Annual Report on Form 10-K are available on the Internet at http://ir.mappharma.com/annual-proxy.cfm.

MATTERS TO BE CONSIDERED AT THE 2009 ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten members. Our Bylaws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with staggered terms of office. Our Bylaws also provide that upon expiration of the term of office for a class of directors, nominees for such class will be elected for a term of three years or until their successors are duly elected and qualified.

The term of office of the Class II directors will expire in May 2009, and the Board of Directors has selected, upon recommendation by the nominating and corporate governance committee, four nominees for Class II directors. The nominees for Class II director are Thomas A. Armer, Ph.D., Steven A. Elms, Bernard J. Kelley and Scott R. Ward. All the director nominees currently serve as directors of the Company. Each director nominee has agreed to stand for election to a three-year term. The four candidates receiving the highest number of affirmative votes of the shares represented and entitled to vote at the Annual Meeting will be elected as Class II directors of the Company. The Class III directors, Gerri A. Henwood, Matthew V. McPherron and Timothy S. Nelson, have one year remaining on their term of office. The Class I directors, John G. Freund, M.D., Carl S. Goldfischer, M.D. and H. Ward Wolff, have two years remaining on their term of office.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, FOR the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Set forth below is information regarding the nominees for Class II director, including their ages, the periods during which they have served as directors and information furnished by them as to principal occupations and current public company directorships.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a Three-Year Term to Expire at the 2012 Annual Meeting

Class II Directors (Term to Expire at the 2009 Annual Meeting)

Name	Age	Principal Occupation/Position with the Company
Thomas A. Armer, Ph.D.	55	Chief Scientific Officer
Steven A. Elms	45	Managing Partner, Aisling Capital LLC
Bernard J. Kelley	67	Former President, Merck Manufacturing Division, Merck & Co., Inc.
Scott R. Ward	49	Senior Vice President and President, Medtronic CardioVascular, Medtronic, Inc.

Thomas A. Armer, Ph.D. has served as our Chief Scientific Officer and as a member of our Board of Directors since our inception and served as our President and Chief Executive Officer from inception to April 2005. From 1998 to 2003, Dr. Armer served as Vice President of Pulmonary Delivery Systems and later as Chief Scientific Officer at Sheffield Pharmaceuticals, Inc., a pharmaceutical company. From 1989 to 1998, Dr. Armer held a series of senior management and product development positions at the Novon Products Group, a division of Warner-Lambert, and Aeroquip Vickers Corporation. Dr. Armer received a Ph.D. in chemical engineering from Tulane University.

Steven A. Elms has served as Chairman of our Board of Directors since June 2004. Since 2000, Mr. Elms has served as a Managing Director of the Perseus-Soros BioPharmaceutical Fund L.P., a private equity firm, and since 2005, has served as a Managing Partner of Aisling Capital LLC, a private equity firm. From 1995 to 2000,

Mr. Elms served as a Principal at the Life Sciences Investment Banking Group of Chase H&Q, formerly known as Hambrecht & Quist. Mr. Elms is a member of the board of directors of a number of private companies. Mr. Elms received an M.B.A. from the Kellogg School of Management at Northwestern University and a B.A. in human biology from Stanford University.

Bernard J. Kelley has served as a member of our Board of Directors since May 2007. From 1993 to 2002, Mr. Kelley was the President of the Merck Manufacturing Division, a division of Merck & Co., Inc., and he served as a member of the Merck Management Committee from 1995 to 2002. Since 2003, Mr. Kelley has served as a member of the board of directors of Aegis Analytical Corporation, a private enterprise software company. Mr. Kelley currently serves on the board of directors of Codexis, Inc., a private biotechnology company. Mr. Kelley received a B.S. in engineering from the U.S. Naval Academy.

Scott R. Ward has served as a member of our Board of Directors since September 2008. Mr. Ward has been employed by Medtronic, Inc., a medical device company, since 1981 and has served as Senior Vice President and President, Medtronic CardioVascular since May 2007. Previously, Mr. Ward served as Senior Vice President and President of Medtronic Neurological and Diabetes, Vice President and General Manager of the Medtronic Drug Delivery Business and President of Medtronic Neurological. Mr. Ward received a B.S. in Genetics and Cell Biology in 1981, and an M.S. in Toxicology in 1983, both from the University of Minnesota.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF DR. ARMER, MR. ELMS, MR. KELLEY AND MR. WARD AS DIRECTORS. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” DR. ARMER, MR. ELMS, MR. KELLEY AND MR. WARD.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Set forth below is information regarding the continuing Class III and Class I directors, including their ages, the periods during which they have served as directors and information furnished by them as to principal occupations and current public company directorships.

Class III Directors (Term to Expire at the 2010 Annual Meeting)

Name	Age	Principal Occupation/Position with the Company
Gerri A. Henwood	56	President, Malvern Consulting Group
Matthew V. McPherron	44	Managing Director, Brookside Capital, LLC
Timothy S. Nelson	45	President and Chief Executive Officer

Gerri A. Henwood has served as a member of our Board of Directors since June 2004. Ms. Henwood is currently the President of an independent consulting firm, Malvern Consulting Group, and serves as the Chief Executive Officer of RecroPharma, Inc., a private pharmaceutical company, and Garnet BioTherapeuctics, Inc., a private biotherapeutics company. From 1999 to July 2006, Ms. Henwood was President, Chief Executive Officer and, until May 2005, Chairman of the Board of Auxilium Pharmaceuticals, Inc., a public pharmaceutical company, which she founded. From 1985 to 1999, Ms. Henwood served as President and Chief Executive Officer of IBAH, Inc., a publicly traded contract research company, originally named Bio-Pharm Clinical Services, Inc., a company which she founded. Ms. Henwood is a member of the board of directors of Alkermes, Inc. a pharmaceutical company. She received a B.S. from Neuman College.

Matthew V. McPherron has served as a member of our Board of Directors since January 2006. Since 1998, Mr. McPherron has been employed by Brookside Capital, LLC, an investment fund, where he is currently a

Managing Director. From 1997 to 1998, Mr. McPherron served as President and Chief Operating Officer for U.S. Carelink, Inc., a clinical information company. Mr. McPherron received an M.B.A. from Harvard Business School and a B.S. from the University of Kansas.

Timothy S. Nelson has served as our President and Chief Executive Officer and as a member of our Board of Directors since April 2005. From 1998 to 2005, Mr. Nelson served as Senior Vice President of Commercial and Business Development at DURECT Corporation, a pharmaceutical company. From 1992 to 1998, Mr. Nelson held various senior management positions with Medtronic, Inc., a medical device company, including Business Director of the Neurological Division for Europe, the Middle East and Africa from 1996 to 1998. Mr. Nelson received an M.M. with distinction from the Kellogg School of Management at Northwestern University and a B.S. in chemical engineering from the University of Minnesota.

Class I Directors (Term to Expire at the 2011 Annual Meeting)

Name	Age	Principal Occupation/Position with the Company
John G. Freund, M.D.	55	Managing Director, Skyline Ventures
Carl S. Goldfischer, M.D.	50	Managing Director, Bay City Capital LLC
H. Ward Wolff	60	Executive Vice President and Chief Financial Officer, Sangamo BioSciences, Inc.

John G. Freund, M.D. has served as a member of our Board of Directors since August 2004. Since 1997, Dr. Freund has been a Managing Director of Skyline Ventures, a venture capital firm. From 1995 to 1997, Dr. Freund served as a Managing Director in the private equity group at Chancellor Capital Management, Inc., an investment firm. In 1995, Dr. Freund co-founded Intuitive Surgical Inc., a medical device company, and served as a Director until 2000. From 1988 to 1994, he held various positions at Acuson Corporation, including Executive Vice President. From 1982 to 1988, Dr. Freund was at Morgan Stanley & Co., Inc., where he was the co-founder of the Healthcare Group in the Corporate Finance Department and later was the original healthcare partner at Morgan Stanley Venture Partners. Dr. Freund serves on the boards of directors of Hansen Medical, Inc., a medical device company, XenoPort, Inc., a biopharmaceutical company, MAKO Surgical Corp., a medical device company, The New Economy Fund, The SMALLCAP World Fund and a number of private companies. Dr. Freund received an M.B.A. from Harvard Business School, where he graduated with high distinction and was a Baker Scholar, an M.D. from Harvard Medical School and a B.A. from Harvard College.

Carl S. Goldfischer, M.D. has served as a member of our Board of Directors since August 2004. Since 2001, Dr. Goldfischer has been employed by Bay City Capital LLC, a venture capital firm, where he is currently an Investment Partner and Managing Director and serves as a member of its board of directors and executive committee. From 1996 to 2000, Dr. Goldfischer served as the Chief Financial Officer of ImClone Systems Incorporated, a pharmaceutical company. Dr. Goldfischer is a member of the board of directors of EnteroMedics, Inc., a biomedical device company, Poniard Pharmaceuticals, Inc., a biopharmaceutical company, and a number of private companies. He received an M.D. from the Albert Einstein College of Medicine and a B.A. from Sarah Lawrence College.

H. Ward Wolff has served as a member of our Board of Directors since March 2008. Since 2007, Mr. Wolff has been employed by Sangamo BioSciences, Inc. as Executive Vice President and Chief Financial Officer. Mr. Wolff was formerly with Nuvelo, Inc., where he served as Senior Vice President, Finance and Chief Financial Officer until its restructuring in August 2007. Prior to joining Nuvelo, he was Senior Vice President, Finance and Chief Financial Officer of Abgenix, Inc. until April 2006 when Abgenix merged with Amgen Inc. Prior to joining Abgenix, Mr. Wolff held financial management positions in both public and private emerging growth companies, including serving as Senior Vice President and CFO of DoubleTwist, Inc., a life sciences company. Mr. Wolff is also a member of the board of directors of a private pharmaceutical company. Mr. Wolff received a B.A. degree in Economics from the University of California at Berkeley and an M.B.A. from Harvard Business School.

There are no family relationships among executive officers or directors of the Company. There are no current legal proceedings and claims, either asserted or unasserted, to which the executive officers, directors or the Company are a party. there are no current, nor in the past five years have there been any, legal proceedings involving any director or executive officer related to (i) federal bankruptcy, (ii) criminal proceedings, (iii) federal or state securities laws or (iv) any judgment, decree or order enjoining a director or officer from acting as an investment advisor, broker or dealer of securities or engaging in any type of business practice.

BOARD COMMITTEES AND MEETINGS

During the fiscal year ended December 31, 2008, the Board of Directors held ten meetings and acted by written consent on two occasions. The Board of Directors has an audit committee, a compensation committee and a nominating and corporate governance committee, which held ten, eleven and four meetings, respectively, during 2008. During the fiscal year ended December 31, 2008, each of the incumbent directors attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served, and, in the case of Mr. Wolff and Mr. Ward, of the meetings since their appointments to the Board in March 2008 and September 2008, respectively. Our directors are encouraged to attend the Annual Meeting, although the Company does not currently maintain a formal policy regarding director attendance at the Annual Meeting.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our critical accounting policies and estimates; and annually reviews the audit committee charter and the committee’s performance. The current members of our audit committee are Mr. Wolff, who has been a member of the committee since March 2008 and the chair of the committee since September 2008, Ms. Henwood and Mr. Kelley. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the Nasdaq Global Market. Our Board has determined that Mr. Wolff is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the Nasdaq Global Market. Ms. Henwood, Mr. Kelley and Mr. Wolff are independent directors as defined under the applicable rules and regulations of the SEC and the Nasdaq Global Market. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board has determined that each of Ms. Henwood, Mr. Kelley and Mr. Wolff meets these heightened independence standards. Until September 2008, Dr. Goldfischer served as a member of and chair of the audit committee. Dr. Goldfischer, who did not meet the heightened audit committee independence standards, served on our audit committee until September 2008, as a minority of the members of the audit committee may be exempt from the heightened audit committee independence standards for a period of one year from the date of effectiveness of an initial public offering registration statement. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Global Market. A copy of the audit committee charter is available on our website at www.mappharma.com.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate objectives relevant to compensation of our executive officers, evaluates the performance of these officers in light of those objectives and sets the compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under our stock plans. The compensation committee annually reviews the compensation committee charter and the committee’s performance. The current members of our compensation committee are Ms. Henwood, who is the chair of the committee, Mr. Kelley and Mr. McPherron. Each of the members of our compensation committee is independent under the applicable rules and regulations of the SEC, the Nasdaq Global Market and the Internal Revenue Code of 1986, as amended. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Global Market. A copy of the compensation committee charter is available on our website at www.mappharma.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters. The committee annually reviews the nominating and corporate governance committee charter and the committee’s performance. The current members of our nominating and corporate governance committee are Mr. Elms, who is the chair of the committee, Dr. Freund and Mr. McPherron. Each of the members of our nominating and corporate governance committee is independent under the applicable rules and regulations of the SEC and the Nasdaq Global Market. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Global Market. A copy of the nominating and corporate governance committee charter is available on our website at www.mappharma.com.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee has at any time served as an officer or been otherwise employed by us. None of our executive officers currently serves or in the prior three years has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

DIRECTORS’ COMPENSATION AND BENEFITS

Directors who also are our employees do not receive any fees for their service as a director. Since October 2007, following our initial public offering, we have paid compensation to our non-employee directors as follows.

Each non-management director receives an annual cash retainer of $25,000 per year. Such directors also receive an additional annual cash retainer of $4,000 per year for being a member of our audit committee, except that the chair of our audit committee receives an additional annual cash retainer of $7,500 per year. Non-management directors also receive an additional annual cash retainer of $4,000 per year for being a member of our compensation committee, except that the chair of our compensation committee receives an additional annual cash retainer of $7,500 per year. Non-management directors also receive an additional annual cash retainer of $2,500 per year for being a member of our nominating and corporate governance committee, except that the chair of our nominating and corporate governance committee receives an additional annual cash retainer of $5,000 per year.

Upon initial election to our Board of Directors, each non-management director receives an initial option grant of an option to purchase 30,000 shares of our Common Stock with an exercise price equal to the fair market value of our Common Stock on the date of grant. Such initial option grant vests and becomes exercisable as to one quarter of the total number of shares subject to the option on the one year anniversary of the date the director commences service on our Board of Directors, with the remainder of the option vesting and becoming exercisable at a rate of 1/48th of the total number of shares subject to the option each month thereafter. On the date of each annual meeting of stockholders beginning in 2008, each non-management director who has served at least six months on our Board of Directors also receives an annual grant of an option to purchase 7,500 shares of our Common Stock with an exercise price equal to the fair market value of our Common Stock on the date of grant. Such annual option grant vests and becomes exercisable as to 1/12th of the total number of shares subject to the option on each monthly anniversary of the date of grant.

We also reimburse directors for reasonable out-of-pocket travel expenses incurred in connection with attending meetings of the Board of Directors.

The following table sets forth information regarding compensation earned by our non-employee directors during the fiscal year ended December 31, 2008.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Steven A. Elms	30,000	—	32,632		—	—	—	62,632
John G. Freund, M.D.	27,500	—	32,632		—	—	—	60,132
Carl S. Goldfischer, M.D.	30,625	—	32,632		—	—	—	63,257
Gerri A. Henwood	36,500	—	42,675		—	—	—	79,175
Bernard J. Kelley	33,000	—	61,613		—	—	—	94,613
Matthew V. McPherron	31,500	—	32,632		—	—	—	64,132
Scott R. Ward	6,250	—	10,567	(3)	—	—	—	16,817
H. Ward Wolff	23,500	—	41,552	(4)	—	—	—	65,052

(1)

The amounts included in the “Option Awards” column represent the compensation cost that was recognized by us in 2008 related to grants of options during 2008 and previous fiscal years, as applicable, determined in accordance with SFAS No. 123(R). The valuation assumptions used in determining such amounts are described in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)

Mr. Elms, Dr. Freund, Dr. Goldfischer, Ms. Henwood, Mr. Kelley and Mr. McPherron each received an annual stock option grant of 7,500 shares on May 22, 2008. The options vest as to 1/12th of the total number of shares subject to the option on each monthly anniversary of the vesting commencement date of May 22, 2008. The fair value of such equity awards on the grant date computed in accordance with SFAS No. 123(R) was $7.11 per share and the aggregate number of shares subject to option awards outstanding from this grant at the end of the fiscal year ended December 31, 2008 for each director who received this grant was 7,500.

(3)

Mr. Ward received an initial stock option grant of 30,000 shares on September 24, 2008. The options vest as to 1/4th of the total number of shares subject to the option on the one year anniversary of the vesting commencement date of September 24, 2008, with the remainder of the shares vesting at a rate of 1/48th of the total number of shares subject to the option on each monthly anniversary of the vesting commencement date until all shares are vested. The fair value of such equity award on the grant date computed in accordance with SFAS No. 123(R) was $5.16 per share and the aggregate number of shares subject to option awards outstanding from this grant at the end of the fiscal year ended December 31, 2008 was 30,000.

(4)

Mr. Wolff received an initial stock option grant of 30,000 shares on March 21, 2008. The options vest as to 1/4th of the total number of shares subject to the option on the one year anniversary of the vesting commencement date of March 21, 2008, with the remainder of the shares vesting at a rate of 1/48th of the total number of shares subject to the option on each monthly anniversary of the vesting commencement date until all shares are vested. The fair value of such equity award on the grant date computed in accordance with SFAS No. 123(R) was $7.07 per share and the aggregate number of shares subject to option awards outstanding from this grant at the end of the fiscal year ended December 31, 2008 was 30,000.

CORPORATE GOVERNANCE

We have an ongoing commitment to good governance and business practices. In furtherance of this commitment, we regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments. We comply with rules and regulations promulgated by the SEC and the Nasdaq Global Market, and implement other corporate governance practices which we believe are in the best interests of the Company and our stockholders.

Code of Conduct

In 2007, we adopted a Code of Conduct (the “Code of Conduct”), which is available in its entirety on our website at www.mappharma.com and to any stockholder otherwise requesting a copy. All Company employees, officers and directors, including the Chief Executive Officer and Chief Financial Officer, are required to adhere to the Code of Conduct in discharging their work-related responsibilities. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. Amendments to the Code of Conduct, and any waivers from the Code of Conduct granted to directors or executive officers, will also be made available through our website as they are adopted.

In keeping with the Sarbanes-Oxley Act of 2002, the audit committee has established procedures for receipt and handling of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. An employee hotline has been set up, and the phone number of the hotline has been distributed to all employees, to allow for the confidential and anonymous submission to the chair of the audit committee by our employees of concerns regarding accounting or auditing matters.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines (the “Guidelines”) to address significant corporate governance issues. You can access our Guidelines, as adopted by the Board of Directors, at the Corporate Governance page of our website at www.mappharma.com. The Guidelines provide a framework for corporate governance matters and include topics such as the composition and evaluation of the members of the Board of Directors and its committees. The nominating and corporate governance committee is responsible for reviewing the Guidelines and reporting and recommending any changes to the Guidelines to the Board of Directors.

The Board of Directors has adopted the independence standards of the Nasdaq Global Market, and reviews all commercial and other relationships of each director and his or her family members in making its determination as to the independence of the directors. The Board of Directors has determined that Mr. Elms, Dr. Freund, Dr. Goldfischer, Ms. Henwood, Mr. Kelley, Mr. McPherron, Mr. Ward and Mr. Wolff each qualify as independent under the requirements of the Nasdaq Global Market.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for nominating directors for election at annual meetings of stockholders or to fill vacancies on the Board of Directors. The Board of Directors has delegated the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.

The nominating and corporate governance committee reviews, at least annually, the performance of each current director and considers the results of such evaluation when determining whether or not to re-nominate such director for an additional term. In addition to reviewing the qualifications outlined in the “Director Qualifications” section below, in determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors. As part of this analysis, the nominating and corporate governance committee will also take into account the nature of and time involved in a director’s service on other boards or committees. Following this review, the nominating and corporate governance committee nominated and recommended that Dr. Armer, Mr. Elms, Mr. Kelley and Mr. Ward be elected to the Board of Directors as Class II directors.

New Candidates

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisers, through recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires regarding experience, background and independence, comprehensive background checks from a qualified company of its choosing or any other means that the nominating and corporate governance committee deems to be helpful in the evaluation process.

An initial reviewing member of the nominating and corporate governance committee will make a preliminary determination regarding whether a potential candidate is qualified to fill a vacancy or satisfy a particular need. If so, the full nominating and corporate governance committee will make an investigation and interview the potential candidate, as necessary, to make an informed final determination. The nominating and corporate governance committee will meet as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board of Directors’ approval as director nominees for election to the Board of Directors. The nominating and corporate governance committee also recommends candidates for the Board of Directors’ appointment to the committees of the Board of Directors.

Director Qualifications

The nominating and corporate governance committee is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and current composition of the Board of Directors. In evaluating the suitability of individual candidates (both new candidates and current members of the Board of Directors), the nominating and corporate governance committee, in nominating candidates for election, or the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, take into account many factors, including:

•	the candidate’s personal and professional integrity, ethics and values;

•	the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	the candidate’s experience in the pharmaceutical industry and with relevant social policy concerns;

•	the candidate’s experience as a board member of another publicly held company;

•	the candidate’s diversity of experience in substantive matters pertaining to our business relative to other Board members; and

•	whether the candidate possesses practical and mature business judgment.

The Board of Directors evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Procedures for Recommendation of Director Nominees by Stockholders

The nominating and corporate governance committee will consider director candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the nominating and corporate governance committee for director candidates, must comply with our Bylaws. Pursuant to our Bylaws, stockholders who wish to nominate persons for election to the Board of Directors at the Annual Meeting must comply with the notice provisions in our Bylaws. The stockholder’s notice must include the following information for the person proposed to be nominated:

(a)	the name and address, as they appear on our books, of the stockholder proposing such business;

(b)	the class and number of our shares that are beneficially owned by the stockholder;

(c)	any material interest of the stockholder in such business; and

(d)	any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his, her or its capacity as a proponent to a stockholder proposal.

We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by the Board of Directors and to enable us to make appropriate disclosures to stockholders entitled to vote in the next election of directors. Nominees are required to make themselves reasonably available to be interviewed by the nominating and corporate governance committee and members of management, as determined to be appropriate by the nominating and corporate governance committee. We will not accept a stockholder recommendation for a nominee if the recommended candidate’s candidacy or, if elected, Board of Directors membership, would violate applicable state law, federal law or the rules of any exchange or market on which our securities are listed or traded. If the nomination by stockholders was made in accordance with the procedures in our Bylaws, the nominating and corporate governance committee will apply the same criteria in evaluating the nominee as it would any other Board nominee candidate and will recommend to the Board of Directors whether or not the stockholder nominee should be nominated by the Board of Directors and included in our proxy statement.

Notices should be directed to the attention of the Secretary, MAP Pharmaceuticals, Inc., 2400 Bayshore Parkway, Suite 200, Mountain View, California 94043.

Communications with the Board of Directors

We provide a process for stockholders to send communications to the Board of Directors, the non-management members as a group or any of the directors individually. Stockholders may contact any of the directors, including the non-management directors, by writing to them c/o the Secretary, MAP Pharmaceuticals, Inc., 2400 Bayshore Parkway, Suite 200, Mountain View, California 94043. All communications will be compiled by our Secretary and submitted to the Board of Directors or the individual directors, as applicable, on a periodic basis.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

On the recommendation of the audit committee, the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009, and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since March, 2006. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee and the Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS’ FEES BILLED TO REGISTRANT

The following table summarizes the aggregate fees billed to us in fiscal years 2008 and 2007 for professional services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements, and fees billed for other services rendered by PricewaterhouseCoopers LLP:

Fee Category	2008	2007
Audit Fees(a)	$551,451	$1,165,663
Audit-Related Fees	—	—
Tax Fees(b)	$—	$37,020
All Other Fees	—	—
Total	$551,451	$1,202,683

(a)	Fees for audit services billed in 2008 and 2007 consisted of:

•

During 2008, audit of our 2007 annual financial statements, quarterly reviews for the first three quarters of 2008 and partial work related to the integrated audit of our 2008 annual financial statements;

•	During 2007, audit of our 2006 annual financial statements, quarterly review for the third quarter of 2007 and services relating to S-1 filings in connection with our initial public offering; and

•	Consents and other services related to SEC matters.

(b)

Fees for tax services billed in 2007 consisted of tax compliance services and advice. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings and consisted of federal, state and local income tax return assistance.

In considering the nature of the services provided by the independent registered public accounting firm, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with the independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the Public Company Accounting Oversight Board.

Pre-Approval Policy

The audit committee is responsible for reviewing the terms of the proposed engagement of the independent registered public accounting firm for audit or permissible non-audit services and for pre-approving all such engagements. The audit committee may delegate authority to one member of the audit committee to provide such pre-approvals, provided that such person will be required, for informational purposes only, to report all such approvals to the full audit committee at its next scheduled meeting. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the audit committee or its delegate. In providing any pre-approval, the audit committee considers whether the services to be approved are consistent with the SEC’s rules on auditor independence. In fiscal year 2008, all of the fees paid to our independent registered public accounting firm were pre-approved by the audit committee pursuant to our policy.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” RATIFICATION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and percentage of the outstanding shares of our Common Stock, which, according to the information supplied to the Company, are beneficially owned by (i) each person who is the beneficial owner of more than 5% of our outstanding Common Stock, (ii) each person who is currently a director, four of whom are also nominees for election as directors, (iii) each person who is currently an executive officer, and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o MAP Pharmaceuticals, Inc., 2400 Bayshore Parkway, Suite 200, Mountain View, CA 94043. Except for information based on Schedules 13G and 13D, as indicated in the footnotes, beneficial ownership is stated as of April 2, 2009.

	Common Stock Beneficially Owned(1)
Name and Address of Beneficial Owner	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned(2)
5% Stockholders:
Perseus-Soros Biopharmaceutical Fund, L.P.(3)	4,076,169	19.8%
Brookside Capital Partners Fund, L.P.(4)	2,999,526	14.6%
FirstMark Capital, L.L.C.(5)	2,586,522	12.6%
Bay City Capital Fund IV, L.P.(6)	2,347,077	11.4%
Skyline Partners(7)	1,850,995	9.0%
Fidelity Management & Research Company(8)	1,037,400	5.0%

Executive Officers and Directors:
Timothy S. Nelson(9)	803,188	3.8%
Thomas A. Armer, Ph.D.(10)	526,132	2.5%
Christopher Y. Chai(11)	145,737	*
Charlene A. Friedman(12)	48,840	*
Anastasios E. Gianakakos(13)	93,259	*
Donald J. Kellerman, Pharm.D	—	*
Steven A. Elms(14)	4,083,669	19.8%
Matthew V. McPherron(15)	3,007,026	14.6%
Carl S. Goldfischer, M.D.(16)	2,354,577	11.4%
John G. Freund, M.D.(17)	1,858,495	9.0%
Gerri A. Henwood(18)	36,550	*
Bernard J. Kelley(19)	15,974	*
Scott R. Ward	—	*
H. Ward Wolff(20)	8,750	*
All executive officers and directors as a group (14 persons)	12,982,197	59.2%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our Common Stock.
(1)

Information in this table is based on our records and information provided by directors, nominees, executive officers and in public filings. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors, nominees, and executive officers has sole voting and/or investment power with respect to such shares, including shares held in trust.

(2)

The percentage of shares beneficially owned is based on 20,602,870 shares of Common Stock outstanding as of April 2, 2009. Shares of Common Stock subject to options that are currently vested or exercisable or that will become vested or exercisable within 60 days after April 2, 2009 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3)

This information is based on Schedule 13G (Amendment 1) filed with the SEC on February 17, 2009 pursuant to a joint filing agreement by Perseus-Soros Biopharmaceutical Fund, L.P.; Perseus-Soros Partners, LLC, general partner of Perseus-Soros Biopharmaceutical Fund, L.P.; Perseus BioTech Fund Partners, LLC,

managing member of Perseus-Soros Partners, LLC; SFM Participation, L.P., managing member of Perseus- Soros Partners, LLC; SFM AH LLC, general partner of SFM Participation, L.P.; Perseuspur, L.L.C., managing member of Perseus BioTech Fund Partners, LLC; Frank H. Pearl, managing member of Perseuspur, L.L.C.; Soros Fund Management LLC, sole managing member of SFM AH LLC, George Soros, Chairman of Soros Fund Management LLC, Robert Soros, Deputy Chairman of Soros Fund Management LLC; and Jonathan Allan Soros, President and Deputy Chairman of Soros Fund Management LLC. Each person listed in this footnote may be deemed to beneficially own the indicated shares. Each of Perseus-Soros Biopharmaceutical Fund, L.P. and Perseus-Soros Partners, LLC have sole power to direct the voting and disposition of the indicated shares; all other persons listed in this footnote may be deemed to share the power to direct the voting and disposition of the indicated shares. Furthermore, as reported on the Schedule 13G (Amendment No. 1) referenced in this footnote, an additional 5,625 shares of Common Stock issuable upon exercise of options issued to Steven Elms, managing director of Perseus-Soros Biopharmaceutical Fund, L.P., may, upon issuance, be deemed beneficially owned by George Soros, Robert Soros, Jonathan Allan Soros, Frank H. Pearl and Soros Fund Management LLC. The address of Perseus-Soros Biopharmaceutical Fund, L.P. is 888 Seventh Avenue, 30th Floor, New York, NY 10106.

(4)

This information is based on Schedule 13D filed with the SEC on October 22, 2007 by Brookside Capital Partners Fund, L.P. Brookside Capital Investors, L.P. is the sole general partner of Brookside Capital Partners Fund, L.P. Brookside Capital Management, LLC is the sole general partner of Brookside Capital Investors, L.P. Domenic J. Ferrante is the sole managing member of Brookside Capital Management, LLC. Brookside Capital Investors, L.P., Brookside Capital Management, LLC and Mr. Ferrante may be deemed to share voting and dispositive power with respect to the indicated shares. The address of Brookside Capital Partners Fund, L.P. is c/o Brookside Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(5)

This information is based on Schedule 13G filed with the SEC on August 25, 2008 by FirstMark Capital, L.L.C. (“FirstMark Capital”). FirstMark Capital is an investment adviser acting on behalf of its clients’ accounts and, as such, claims beneficial ownership of the shares to the extent FirstMark Capital exercises investment discretion over such accounts. FirstMark Capital reports that although such accounts do not have beneficial ownership of the shares, one account of FirstMark Capital, FirstMark III, L.P., owns of record more than 5% of the Company’s Common Stock. The address of FirstMark Capital is 1221 Sixth Avenue, New York, New York 10020.

(6)

This information is based on Schedule 13G filed with the SEC on February 11, 2008 pursuant to a joint filing agreement by Bay City Capital Fund IV, L.P.; Bay City Capital Management IV, LLC, general partner of Bay City Capital Fund IV, L.P.; Bay City Capital Fund IV Co-Investment Fund, L.P.; and Bay City Capital LLC, manager of Bay City Capital Management IV, LLC and advisor to Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P. The persons listed in this footnote may be deemed to share the power to direct the voting and disposition of the indicated shares. The address of Bay City Capital Fund IV, L.P. is 750 Battery Street, Suite 400, San Francisco, California 94111.

(7)

This information is based on Schedule 13G filed with the SEC on February 13, 2008 pursuant to a joint filing agreement by Skyline Expansion Fund, L.P.; Skyline Expansion Fund Management, LLC; Skyline Venture Partners III, L.P.; Skyline Venture Partners Qualified Purchaser Fund III, L.P.; Skyline Venture Management III, LLC; John G. Freund and Yasunori Kaneko. Skyline Venture Management III, LLC is the sole general partner of Skyline Venture Partners Qualified Purchaser Fund III, L.P. and Skyline Venture Partners III, L.P. Skyline Venture Management III, LLC is also the managing member of Skyline Expansion Fund Management, LLC, which is the sole general partner of Skyline Expansion Fund, L.P. John G. Freund and Yasunori Kaneko are managing directors of Skyline Venture Management III, LLC and share voting and dispositive power over the shares held by the Skyline entities; however, they disclaim beneficial ownership of the shares held by these entities, except to the extent of their pecuniary interests therein. Of these shares of Common Stock, 1,645,733 shares are held by Skyline Venture Partners Qualified Purchaser Fund III, L.P., 164,289 shares are held by Skyline Expansion Fund, L.P. and 40,973 shares are held by Skyline Venture Partners III, L.P. The address of Skyline Partners is 525 University Avenue, Palo Alto, California 94301.

(8)	This information is based on Schedule 13G filed with the SEC on February 17, 2009 by FMR LLC. The Common Stock is held by Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, as a result of acting as an investment advisor to various investment companies (the “Funds”). FMR LLC reports that one investment company, Fidelity Growth Company Fund, owns of record more than 5% of the Company’s Common Stock. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the Funds, each has sole power to dispose of the shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, through their ownership in FMR LLC, may be deemed to form a controlling group with respect to FMR LLC under the Investment Company Act of 1940. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Fidelity Growth Company Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109.

(9)	Represents 15,294 shares of Common Stock held by Mr. Nelson and 787,894 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 2, 2009.
(10)

Represents 280,586 shares of Common Stock held by Dr. Armer, 90,394 held in trusts to which Dr. Armer and his spouse are trustees, and 155,152 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 2, 2009.

(11)	Represents 3,228 shares of Common Stock held by Mr. Chai and 142,509 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 2, 2009.
(12)	Represents 48,840 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 2, 2009.
(13)	Represents 729 shares of Common Stock held by Mr. Gianakakos and 92,530 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 2, 2009.
(14)

Represents 7,500 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 2, 2009. Also represents 4,076,169 shares of Common Stock held by Perseus-Soros Biopharmaceutical Fund, L.P. Mr. Elms is a managing director of the Perseus-Soros Biopharmaceutical Fund, L.P. and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(15)

Represents 7,500 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 2, 2009. Also represents 2,999,526 shares of Common Stock held by Brookside Capital Partners Fund, L.P. Mr. McPherron is a managing director of Brookside Capital, LLC, an affiliate of Brookside Capital Partners Fund, L.P., and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(16)

Represents 7,500 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 2, 2009. Also represents 2,347,077 shares of Common Stock held by Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P. Dr. Goldfischer is a managing director of Bay City Capital LLC, an affiliate of Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P., and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(17)

Represents 7,500 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 2, 2009. Also represents 1,850,995 shares of Common Stock held by Skyline Venture Partners Qualified Purchaser Fund III, L.P., Skyline Expansion Fund, L.P. and Skyline Venture Partners III, L.P. (collectively, the “Skyline Funds”). Dr. Freund is a managing director of Skyline Ventures, an affiliate of the Skyline Funds, and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(18)	Represents 36,550 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 2, 2009.
(19)	Represents 15,974 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 2, 2009.
(20)	Represents 8,750 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 2, 2009.

EXECUTIVE OFFICERS OF THE REGISTRANT

Set forth below are descriptions of the backgrounds of each of our executive officers, including their principal occupations for at least the past five years:

Name	Age	Position
Timothy S. Nelson	45	President and Chief Executive Officer, Director
Thomas A. Armer, Ph.D.	55	Chief Scientific Officer, Director
Christopher Y. Chai	42	Chief Financial Officer
Charlene A. Friedman	51	Vice President, General Counsel and Secretary
Anastasios E. Gianakakos	36	Senior Vice President, Corporate and Business Development
Donald J. Kellerman, Pharm.D	54	Senior Vice President, Clinical Development and Medical Affairs

Timothy S. Nelson has served as our President and Chief Executive Officer and as a member of our Board of Directors since April 2005. From 1998 to 2005, Mr. Nelson served as Senior Vice President of Commercial and Business Development at DURECT Corporation, a pharmaceutical company. From 1992 to 1998, Mr. Nelson held various senior management positions with Medtronic, Inc., a medical device company, including Business Director of the Neurological Division for Europe, the Middle East and Africa from 1996 to 1998. Mr. Nelson received an M.M. with distinction from the Kellogg School of Management at Northwestern University and a B.S. in chemical engineering from the University of Minnesota.

Thomas A. Armer, Ph.D. has served as our Chief Scientific Officer and as a member of our Board of Directors since our inception and served as our President and Chief Executive Officer from inception to April 2005. From 1998 to 2003, Dr. Armer served as Vice President of Pulmonary Delivery Systems and later as Chief Scientific Officer at Sheffield Pharmaceuticals, Inc., a pharmaceutical company. From 1989 to 1998, Dr. Armer held a series of senior management and product development positions at the Novon Products Group, a division of Warner-Lambert, and Aeroquip Vickers Corporation. Dr. Armer received a Ph.D. in chemical engineering from Tulane University.

Christopher Y. Chai has served as our Chief Financial Officer since September 2006. From 1998 to 2006, Mr. Chai was employed by CV Therapeutics, Inc., a biopharmaceutical company, where he held various management positions, including Vice President, Treasury and Investor Relations. From 1988 to 1998, Mr. Chai worked at J.P. Morgan & Co. Incorporated, most recently as a healthcare investment banker. Mr. Chai received a B.S. in operations research and industrial engineering from Cornell University.

Charlene A. Friedman has served as our Vice President, General Counsel and Secretary since July 2007. From 2005 to 2007, Ms. Friedman served as Vice President, General Counsel and Secretary of VNUS Medical Technologies, Inc., a medical device company. From October 2004 to October 2005, Ms. Friedman provided limited consulting services to R2 Technology, Inc., a medical device company, and from October 2002 to September 2004, served as their Vice President, General Counsel and Secretary. From 2000 to 2002, Ms. Friedman served as Vice President, General Counsel and Secretary at Aviron, a biopharmaceutical company. From 1996 to 1999, Ms. Friedman served as Vice President, Legal and Regulatory Affairs, General Counsel and Assistant Secretary at Collagen Aesthetics, Inc., a medical device company. Prior to joining Collagen, Ms. Friedman was in private practice for over ten years. She is a member of the California and Massachusetts state bars and holds a J.D. from the Northeastern University School of Law and a B.A. in ancient Greek and Latin from Tufts University.

Anastasios E. Gianakakos has served as our Senior Vice President of Corporate and Business Development since September 2006. From 2001 to 2006, Mr. Gianakakos held a variety of leadership positions at Codexis, Inc., a biotechnology company, including Senior Vice President of Business Development and head of Codexis’s Pharmaceuticals Business Unit. From 1998 to 2001, Mr. Gianakakos was Director of Business Development at Maxygen, Inc., a biopharmaceutical company. Mr. Gianakakos received an M.B.A. from Harvard Business

School, an M.S. in biotechnology from Northwestern University, and a B.S. in chemical engineering and a B.S. in economics from the Massachusetts Institute of Technology.

Donald J. Kellerman, Pharm.D. has served as our Senior Vice President, Clinical Development and Medical Affairs since July 2008. From 1999 to 2008, Dr. Kellerman held leadership positions at Inspire Pharmaceuticals, Inc., a pharmaceuticals company, as Senior Vice President, Development since May 2000, and as Vice President, Development from July 1999 to May 2000. Previously, Dr. Kellerman was employed in senior clinical positions at Glaxo Wellcome and Sepracor, Inc. Dr. Kellerman holds Doctor of Pharmacy and B.S. degrees from the University of Minnesota.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Named Executive Officers

Our named executive officers are our Chief Executive Officer, our Chief Financial Officer and the three next most highly compensated executive officers. For the year 2008, our named executive officers are:

•	Timothy S. Nelson, Chief Executive Officer and President;

•	Christopher Y. Chai, Chief Financial Officer;

•	Thomas A. Armer, Chief Scientific Officer;

•	Charlene A. Friedman, Vice President, General Counsel and Secretary; and

•	Anastasios E. Gianakakos, Senior Vice President, Corporate and Business Development.

Executive Compensation

We have adopted a performance based compensation strategy for our executive officers that focuses executive behavior on the achievement of near-term corporate targets as well as long-term business objectives and strategies. The compensation committee of our Board of Directors is responsible for evaluating and administering our compensation programs and practices to ensure that they properly incentivize our work force and appropriately drive corporate performance while remaining competitive with comparable life sciences companies competing in our labor market. Our compensation committee reviews and approves all of our compensation policies, including executive officer salaries, bonuses and equity incentive compensation.

Objectives of our Executive Compensation Programs

Our compensation programs for our executives, including the named executive officers, are designed to achieve the following objectives:

•	attract, engage and retain exceptionally talented and highly experienced executives in the competitive and dynamic life sciences industry;

•	motivate and reward executives whose knowledge, skills and performance ensure our continued success;

•

encourage and inspire our executives to achieve key corporate strategic and financial performance objectives by linking incentive award opportunities to the achievement of personal and company-wide short and long-term goals; and

•	align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases.

Our Executive Compensation Programs

The components of our executive compensation program consist primarily of base salary, annual cash incentive bonuses and equity awards and broad-based benefits programs. We use an array of short-term compensation components (such as base salaries and cash incentive bonuses) and long-term compensation components (such as equity incentive compensation) to provide an overall compensation structure that is designed to both attract and retain key executives as well as provide incentive for the achievement of long-term corporate objectives. Our compensation committee uses its judgment and experience along with the recommendations of the chief executive officer (except in connection with his own compensation) to determine the appropriate mix of long-term and short-term compensation elements for each executive officer. Our compensation committee analyzes each of the primary elements of our compensation program to ensure that our executives’ overall compensation is competitive with executive officers with similar positions at comparable life sciences companies in our labor market.

Our compensation committee has adopted a pay-for-performance compensation philosophy, which is intended to keep the average aggregate compensation of our executives at a level which is between the sixtieth and seventy-fifth percentile of compensation at the companies within our peer group which are at a similar stage of development as our company and that have a similar number of employees. We work within the general framework of this pay-for-performance philosophy to determine each component of an executive’s compensation package based on numerous factors, including:

•	performance goals and other expectations for the position and the individual;

•	the individual’s particular background and relevant expertise, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	the demand and competition for the individual within the marketplace; and

•	comparison to other executives within our company having similar levels of expertise and experience.

Our compensation committee retained AON Radford Consulting (the “Consultant”), an independent, third-party compensation consultant, to review our executive compensation programs in 2008. Our compensation committee met with the Consultant during January 2008 to review and discuss the Consultant’s findings. The Consultant provided a report which included a review and analysis of publicly available information relating to base salary, cash bonus, equity incentives, total compensation and total cash compensation for each executive officer, including the named executive officers. The report compared these compensation components separately and in the aggregate to compensation for a peer group of 16 public companies that our compensation committee considers to be our “peer group” for these purposes. The Consultant also reported on its understanding of general trends in recent compensation practices. The compensation committee updated and modified the list of peer group companies used by the committee in its January 2007 compensation review to accurately reflect our company’s peer group as of January 2008. In 2008, the peer group companies largely consisted of companies in the pharmaceutical and biotechnology industry with products in late stage clinical development. Our peer group consists of companies that compete with us for executive talent, that compete with us in the market place and are of similar size and complexity. The peer group companies for 2008 are as follows: Affymax, Inc., Alexza Pharmaceuticals, Inc., Altus Pharmaceuticals, Inc., Amicus Therapeutics, Inc., ARYx Therapeutics, Inc., Biodel, Inc., Cadence Pharmaceuticals, Inc., DURECT Corporation, Molecular Insight Pharmaceuticals, Inc., Nektar Therapeutics, Orexigen Therapeutics, Inc., Pain Therapeutics, Inc., Theravance, Inc., Trubion Pharmaceuticals, Inc., Vanda Pharmaceuticals, Inc. and Xenoport, Inc. For benchmarking executive compensation, we typically review the compensation data we have collected from the complete group of companies. The compensation committee’s compensation objectives were to target the named executive officers’ total cash compensation at approximately the sixtieth to seventy-fifth percentile of these peer group companies. In addition to compensation data from the peer group companies, in preparing its report to the compensation committee, the Consultant reviewed compensation data from the 2007 Radford Global Life Sciences Survey for public companies with fewer than 200 employees.

Each of the primary elements of our executive compensation program are discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our objectives.

Annual Cash Compensation

Base Salary

Base salaries are set at levels which are intended to be competitive with similar positions at our peer group companies. The base salaries of all executive officers are reviewed annually and may be adjusted to reflect individual roles and performance. We may also increase the base salary of an executive officer at other times if a change in the scope of the officer’s responsibilities justifies such consideration or, in limited circumstances, to maintain salary equity within our competitive environment. We believe that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives. We also believe that competitive base salaries can motivate and reward executives for their overall performance and serve to retain valuable executives.

Our compensation committee reviews executive officer salaries on an annual basis. For this purpose, the compensation committee considers compensation for similar positions at peer group pharmaceutical and biopharmaceutical companies along with the executive’s job scope and responsibilities, past and current contributions and individual factors such as experience and background, unique skills, demand in the labor market and longer-term development and succession plans. In addition, the compensation committee considers our strategic and operational performance, relative levels of pay among officers and recommendations from the Chief Executive Officer.

In January 2008, the compensation committee reviewed data on executive compensation at the peer group companies. The Consultant reported that base salaries for executive officers were at or below the fiftieth percentile of base salaries at the companies within our peer group. Based on the factors discussed above, our compensation committee approved an increase in the base salaries of our executive officers, effective as of January 1, 2008, as follows: the base salary of Mr. Nelson, our President and Chief Executive Officer, increased from $380,000 to $450,000 per year; the base salary of Mr. Chai, our Chief Financial Officer, increased from $245,000 to $305,000 per year; the base salary of Dr. Armer, our Chief Scientific Officer, increased from $280,000 to $325,000 per year; the base salary of Ms. Friedman, our Vice President, General Counsel and Secretary, increased from $245,000 to $290,000 per year; and the base salary of Mr. Gianakakos, our Senior Vice President of Corporate and Business Development, increased from $240,000 to $300,000 per year. Salary increases for the executive officers placed the executives’ base salaries generally in the range of the sixtieth to seventy-fifth percentile of base salaries paid by the peer group companies for comparable positions.

Cash Incentive Bonuses

Each year, our compensation committee has approved a cash incentive bonus plan with pre-defined target payouts as a percent of salary based on achievement of corporate and personal objectives. Our bonus plan is designed to drive stockholder value by fostering teamwork throughout our company by tying incentive compensation to company-wide performance measures we believe are most important to the success of our company as well as to individual performance. An executive’s bonus payment is based principally on the achievement of the major corporate objectives, including, for example, research, development and operational milestones. The various corporate objectives and individual goals for each executive are approved annually by our compensation committee with specific weighting for each metric. Underachievement or overachievement of the major corporate goals may result in lower or higher bonus payments.

In January 2008, the compensation committee reviewed data on cash bonus opportunities for executives at the peer group companies. The Consultant reported that target bonus opportunities for most of the named executive officers as a percent of base salary were slightly below the fiftieth percentile of cash bonus opportunities at the companies within our peer group. Based on the factors discussed above, our compensation committee determined performance-based cash bonus target amounts as follows. In 2008, our Chief Executive Officer was eligible for an annual performance-based cash bonus with a target of 50% of his base salary. Our Chief Financial Officer, our Chief Scientific Officer, our Vice President, General Counsel and Secretary and our Senior Vice President of Corporate and Business Development were eligible for an annual performance-based cash bonus with a target of 35% of their base salary. After these changes, the target bonus opportunities for most of the named executive officers as a percent of base salary were in the sixtieth to seventy-fifth percentile of cash bonus opportunities at the companies within our peer group. The target bonuses payable under our 2008 performance-based cash bonus plan to our Chief Executive Officer, our Chief Financial Officer and our Chief Scientific Officer were based 100% on our company’s achievement of corporate objectives. For our Vice President General Counsel and Secretary and our Senior Vice President of Corporate and Business Development, the target bonus payable under the 2008 performance-based cash bonus plan was based 75% on company achievement of corporate objectives and 25% on individual performance. Our compensation committee chose different percentages for the target bonuses to individual executive officers to reflect different levels of responsibility of the executive officers.

Our compensation committee approves corporate and individual executive objectives at what they believe are aggressive levels so as to require substantial effort and commitment by our executives to attain the targets, with such efforts significantly contributing towards increased stockholder value and elevated business performance. A minimum threshold of performance against corporate objectives must be achieved in order for an executive to be eligible to receive any portion of their cash incentive bonus. Furthermore, the established individual objectives, and the associated bonus amounts, will not be achieved by average or below average performance by the executive. Our compensation committee has the discretion to adjust the bonus plan payments related to achievement of performance measures if it deems that a bonus plan participant has met some portion of the performance measures in a manner consistent with the intent of the bonus plan. Our compensation committee may also, in its discretion, award bonuses to executives based upon such other terms and conditions as they may determine are appropriate.

In February 2009, the compensation committee reviewed our 2008 corporate performance, as well as individual performance, and awarded bonuses in accordance with the pre-determined bonus program parameters described above. In general, the compensation committee found that the Company had met 83% of its overall corporate objectives for 2008. Our 2008 corporate objectives for purposes of the 2008 performance-based cash bonus plan were as follows: to progress the Unit Dose Budesonide (UDB) clinical program, including certain activities with respect to enrollment of patients in our initial Phase 3 efficacy trial and with respect to our second Phase III efficacy trial, with a weighting of thirty-five percent; to progress the MAP0004 clinical program, including certain activities with respect to the enrollment of patients in our initial Phase 3 efficacy trial and optimization of access of the product to the market by exploring potential licensing options, with a weighting of thirty-five percent; and to prepare operational and manufacturing scale-up planning in support of our UDB and MAP0004 programs, to explore expansion of potential product offerings focused on the needs of the pediatric physician, to expand our presence among the physician community through presentation of scientific papers and publication of peer-reviewed articles and to manage our budget to plan and consistent with the achievement of company objectives, with a weighting of thirty percent. For those named executive officers who had a percentage of bonus tied to individual performance objectives, the executives generally met at least 80% of these individual objectives. For our Vice President, General Counsel and Secretary, the objectives generally related to legal work pertaining to the Board of Directors, securities compliance and intellectual property matters and in support of our business development, finance and other functional areas and for our Senior Vice President, Corporate and Business Development, the objectives generally related to conducting various business development activities with respect to potential partnerships for our product candidates.

The amounts paid to each named executive officer under the 2008 performance-based cash bonus plan were as follows: to our Chief Executive Officer, $186,750; to our Chief Financial Officer, $88,603; to our Chief Scientific Officer, $94,413; to our Vice President, General Counsel and Secretary, $88,432; and to our Senior Vice President, Corporate and Business Development, $86,887. The approximate percentage of year-end base salary actually paid under the 2008 performance-based cash bonus plan is as follows: for our Chief Executive Officer, 42%; for our Chief Financial Officer, 29%; for our Chief Scientific Officer, 29%; for our Vice President, General Counsel and Secretary, 30%; and for our Senior Vice President, Corporate and Business Development, 29%.

In addition to cash bonuses approved by the compensation committee under a defined performance-based cash bonus plan, the compensation committee may from time to time approve payment of additional, discretionary amounts to our executive officers, based on recognition of additional contributions and work performed.

In addition to the cash bonuses approved by the compensation committee under the 2008 performance-based cash bonus plan, in February 2009 the compensation committee also approved payment of additional, discretionary amounts, based on recognition of additional contributions of certain named executive officers in 2008 relating to our collaboration with AstraZeneca AB, as follows: to our Chief Executive Officer, $11,250; to our Vice President, General Counsel and Secretary, $2,512; and to our Senior Vice President, Corporate and Business Development, $4,148.

Equity Incentive Compensation

We believe that our long-term performance is best facilitated through a culture of executive ownership that encourages long-term investment by our executive officers in our equity, thereby better aligning the executives’ interests with the interests of our stockholders. To encourage this ownership culture, we typically make an initial equity award of stock options to new employees followed by discretionary annual performance-based equity grants as part of our overall compensation program. Our compensation committee is authorized to make equity grants to all our employees, including our executive officers. These grants have an exercise price that is at least equal to the fair market value of our common stock on the grant date and are typically subject to a four year vesting schedule with 25% of the grant vesting on the first anniversary of the date of hire and then monthly thereafter for the next three years. The size of the initial stock option award is determined based on the executive’s position with us and takes into account the executive’s base salary and other compensation as well as an analysis of the grant and compensation practices of our peer group companies as represented in the compensation data that we review annually in connection with establishing our overall compensation policies. The initial stock option awards are intended to provide the executive with an incentive to build value in the organization over an extended period of time while remaining in line with our overall compensation philosophy.

We consider a number of factors in determining the amount of periodic equity incentive awards, if any, granted to our executives, including:

•	the number of shares subject to, and exercise price of, outstanding options, both vested and unvested, held by our executives;

•	the vesting schedule of the unvested stock options held by our executives; and

•	the amount and percentage of our total equity on a fully diluted basis held by our executives individually and as a group.

In January 2008, the compensation committee reviewed data on equity incentive opportunities for executives at the peer group companies. The Consultant reported that target equity incentive opportunities for the named executive officers as a percent of base salary fell approximately at or above the seventy-fifth percentile range of equity incentive opportunities at the companies within our peer group. Based on the factors discussed above, our compensation committee on January 22, 2008 granted stock options to the named executive officers.

In doing so, the compensation committee considered each officer’s performance and contribution during fiscal year 2007, retention concerns, stock ownership and market information, also taking into consideration the value of existing equity incentives for each officer. The options were granted at the closing price of our stock on January 22, 2008.

Restricted Stock Awards

Our compensation committee previously has granted an award of restricted stock to a certain executive. In the future, we may determine that awards of restricted stock are an appropriate vehicle to reward and incentivize our executives and further align our executives’ interests with our stockholders.

Termination Based Compensation

In connection with certain terminations of employment, our executive officers may be entitled to receive certain severance payments and benefits pursuant to their respective employment agreements and offer letters. In addition, we have entered into change in control agreements with each of our executive officers, including the named executive officers, which will provide alternative severance payments and benefits in the event the executive is terminated without cause or resigns with good reason within 12 months following certain transactions or changes in our controlling stockholders. In setting the terms of and determining whether to approve such arrangements, our compensation committee recognized that executives, especially highly ranked executives, often face challenges securing new employment following termination and that distractions created by uncertain job security surrounding potential beneficial transactions may have a detrimental impact on the executives’ performance. The severance payments and benefits are typically composed of cash payments in lieu of salary and bonus, continued health care coverage for a limited period of time and, in some cases, acceleration of vesting for some equity awards.

Other Compensation

All of our executive officers are eligible to participate in certain benefit plans and arrangements offered to employees generally, including health, dental, life, disability, 401(k), employee stock purchase and 125 plans (such as our flexible spending account plan). Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers. Our compensation committee in its discretion may revise, amend or add to any executive’s benefits and perquisites as it deems advisable. We do not believe it is necessary for the attraction or retention of management talent to provide the officers with a substantial amount of compensation in the form of perquisites.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our Board of Directors may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Section 4999 and Section 280G of the Internal Revenue Code provide that certain executives could be subject to significant excise taxes if they receive payments or benefits that exceed certain limits in connection with a change in ownership or change in effective control and that we our successors could lose an income tax deduction with respect to the payments subject to these excise taxes. We have not entered into any agreements with any executives that might provide for a “gross up” or other reimbursement for taxes the executive might be required to pay pursuant to Section 4999 of the Internal Revenue Code.

Section 409A of the Internal Revenue Code imposes significant additional taxes and interest on underpayments of taxes in the event an executive defers compensation under a plan that does not meet the requirements of Section 409A. We have generally structured our programs and individual arrangements in a manner intended to comply with the requirements of Section 409A.

Summary Compensation Table

The following table summarizes the compensation earned for services rendered in all capacities for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 by the named executive officers who were serving as executives as of December 31, 2008, the last day of our fiscal year.

Name and Principal Position(1)	Year	Salary ($)		Bonus ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
Timothy S. Nelson	2008	450,000		11,250		981,605	186,750	—		1,629,605
Chief Executive Officer and President	2007	380,000		35,000		467,555	132,240	—		1,014,795
	2006	294,531		—		89,259	128,310	—		512,100

Christopher Y. Chai	2008	305,000		—		324,668	88,603	—		718,271
Chief Financial Officer	2007	245,000		25,000		145,198	55,125	—		470,323
	2006	64,536	(5)	20,000	(6)	19,355	14,325	—		118,216

Thomas A. Armer, Ph.D.	2008	325,000		—		368,987	94,413	—		788,400
Chief Scientific Officer	2007	280,000		20,000		190,724	85,260	—		575,984
	2006	241,323		—		45,982	87,984	—		375,289

Charlene A. Friedman	2008	290,000		2,512		221,981	88,432	—		602,925
Vice President, General Counsel and Secretary	2007	102,809	(7)	5,000		64,927	23,322	—		196,058
	2006	—		—		—	—	—		—

Anastasios E. Gianakakos	2008	300,000		4,148		225,663	86,887	—		616,698
Senior Vice President, Corporate and Business Development	2007 2006	240,000 63,591	(8)	17,500 30,000	(9)	127,252 23,226	52,200 10,384	11,272 —	(10)	448,224 127,201

(1)

Donald J. Kellerman, Pharm.D. joined the Company on July 23, 2008 as Senior Vice President, Clinical Development and Medical Affairs. Dr. Kellerman is not included in the summary compensation table as his compensation for 2008 did not qualify him as one of the named executive officers. Dr. Kellerman’s total compensation for 2008 was $306,451, which included his base salary for the period from July 2008 to December 31, 2008, in the amount of $134,154 (which would amount to $320,000, annually), a signing bonus in the amount of $40,000, relocation expenses of $18,859, a performance-based bonus of $41,756 and compensation cost recognized by us in fiscal year 2008 relating to option awards granted to Dr. Kellerman. On July 23, 2008, Dr. Kellerman was granted: (a) an incentive stock option to purchase 80,000 shares of our Common Stock, which vest as to 1/4th of the total number of shares subject to the option on the one year anniversary of the vesting commencement date of July 22, 2008, with the remainder of the shares vesting at a rate of 1/48th of the total number of shares subject to the option on each monthly anniversary of the vesting commencement date until all shares are vested; and (b) an incentive stock option to purchase 40,000 shares of our Common Stock, which vest as set forth in (a) above, with such vesting subject to a performance milestone which, if not met, will result in automatic cancellation of the grant without vesting of any shares.

(2)

In addition to the amounts paid pursuant to the 2008 performance-based cash bonus plan and the 2007 performance-based cash bonus plan, our compensation committee approved the payment of discretionary bonuses for 2008 and 2007.

(3)

The amounts included in the “Option Awards” column represent the compensation cost that was recognized by us in each fiscal year indicated related to grants of options during such fiscal year and previous fiscal years, as applicable, determined in accordance with SFAS No. 123(R). The valuation assumptions used in determining such amounts are described in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(4)

The amounts included in the “Non-Equity Incentive Plan Compensation” column are composed entirely of cash bonuses awarded under our performance-based bonus program for each applicable fiscal year with respect to performance during such fiscal year but paid at the beginning of the next following fiscal year. All corporate objectives were predetermined by the compensation committee and objectively measurable, and all amounts paid were at the determination of the compensation committee.

(5)

Mr. Chai joined the Company on September 29, 2006. The base salary disclosed above is the aggregate amount Mr. Chai received for fiscal 2006. If he had been with the Company for the complete fiscal 2006 year, Mr. Chai would have earned an annual base salary of $240,000.

(6)	The amount consists of a signing bonus paid to Mr. Chai.
(7)

Ms. Friedman joined the Company on July 23, 2007. The base salary disclosed above is the aggregate amount Ms. Friedman received for fiscal 2007. If she had been with the Company for the complete fiscal 2007 year, Ms. Friedman would have earned an annual base salary of $245,000.

(8)

Mr. Gianakakos joined the Company on September 30, 2006. The base salary disclosed above is the aggregate amount Mr. Gianakakos received for fiscal 2006. If he had been with the Company for the complete fiscal 2006 year, Mr. Gianakakos would have earned an annual base salary of $235,000.

(9)	The amount consists of a signing bonus paid to Mr. Gianakakos.
(10)	The amount consists of relocation expenses paid to Mr. Gianakakos.

Grants of Plan-Based Awards Table

All options granted to our named executive officers are incentive stock options, to the extent permissible under the Internal Revenue Code. The exercise price per share of each option granted to our named executive officers was the fair market value of the underlying common stock on the date such option was granted. All options were granted under our 2007 Equity Incentive Plan.

The following table shows information regarding grants of plan-based awards, including non-equity and equity awards, during the fiscal year ended December 31, 2008 to each of our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards; Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Max. ($)
Timothy S. Nelson		—	225,000	—
	1/22/2008				160,000	$13.12	1,205,267
Christopher Y. Chai		—	106,750	—
	1/22/2008				60,000	$13.12	451,975
Thomas A. Armer, Ph.D.		—	113,750	—
	1/22/2008				50,000	$13.12	376,646
Charlene A. Friedman		—	101,500	—
	1/22/2008				30,000	$13.12	225,988
Anastasios E. Gianakakos		—	105,000	—
	1/22/2008				40,000	$13.12	301,317

(1)

These amounts represent the target amounts that could have been earned for fiscal year 2008 pursuant to our performance-based bonus program for fiscal year 2008. Actual amounts earned for fiscal year 2008 are included in the “Summary Compensation Table” above. For additional information regarding plan-based awards granted to our named executive officers, see “Cash Incentive Bonuses” above.

(2)

These options vest as to 1/4th of the total number of shares subject to the option on the one year anniversary of the vesting commencement date, with the remainder of the shares vesting at a rate of 1/48th of the total number of shares subject to the option on each monthly anniversary of the vesting commencement date until all shares are vested.

(3)

The amounts set forth in the “Grant Date Fair Value of Option Awards” column is the full grant date fair value of the awards determined in accordance with SFAS No. 123(R). The valuation assumptions used in determining such amounts are described in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table shows grants of stock options and grants of unvested stock awards outstanding on December 31, 2008, the last day of our fiscal year, to each of our named executive officers.

	Options Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Timothy S. Nelson	327,753	29,796	0.64	5/9/2015	—	—
	71,509	—	0.64	9/27/2015	—	—
	130,648	48,528	0.74	1/23/2016	—	—
	53,142	68,326	3.36	3/5/2017	—	—
	71,562	109,228	6.39	5/1/2017	—	—
	—	160,000	13.12	1/21/2018	—	—

Christopher Y. Chai	78,267	60,876	0.74	10/16/2016	—	—
	4,943	6,356	3.36	3/5/2017	—	—
	18,721	28,575	6.39	5/1/2017	—	—
	—	60,000	13.12	1/21/2018	—	—

Thomas A. Armer, Ph.D.	69,887	25,959	0.74	1/23/2016	—	—
	22,245	28,602	3.36	3/5/2017	—	—
	24,598	37,548	6.39	5/1/2017	—	—
	—	50,000	13.12	1/21/2018	—	—

Charlene A. Friedman	30,013	54,731	12.37	7/23/2017	—	—
	—	30,000	13.12	1/21/2018	—	—

Anastasios E. Gianakakos	61,420	73,051	0.74	10/16/2016	—	—
	12,178	18,589	6.39	5/1/2017	—	—
	—	40,000	13.12	1/21/2018	—	—

(1)

These options vest as to 1/4th of the total number of shares subject to the option on the one year anniversary of the vesting commencement date, with the remainder of the shares vesting at a rate of 1/48th of the total number of shares subject to the option on each monthly anniversary of the vesting commencement date until all shares are vested.

Option Exercises and Stock Vested Table

The following table shows information regarding the exercise of stock options and the vesting of stock awards during the fiscal year ending December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Timothy S. Nelson	—	—	—	—
Christopher Y. Chai	—	—	—	—
Thomas A. Armer, Ph. D.	—	—	34,712	402,223
Charlene A. Friedman	—	—	—	—
Anastasios E. Gianakakos	32,500	350,930	—	—

(1)	Represents the dollar value realized upon exercise, which is the difference between the fair market value of our Common Stock on the exercise date and the exercise price of the option.
(2)	Represents the dollar value realized upon vesting of stock award, based on the fair market value of the stock award on the date of vesting.

Pension Benefits

We do not maintain any pension benefit plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Employment Agreements and Offer Letters

Timothy S. Nelson. On March 20, 2005, we entered into an at-will employment agreement with Mr. Nelson providing for his employment as our President and Chief Executive Officer. This employment agreement sets forth the terms and conditions of Mr. Nelson’s employment. Mr. Nelson’s base salary was originally set at $285,000 per year, subject to annual review and increases based on performance. Pursuant to the employment agreement, Mr. Nelson also received a signing bonus of $100,000, which was subject to repayment in the event he voluntarily terminated his employment or was terminated for cause prior to April 12, 2007. Pursuant to the terms of the employment agreement, Mr. Nelson was granted an option to purchase 357,549 shares of our common stock at an exercise price of $0.64 per share, which is subject to vesting over four years from Mr. Nelson’s employment start date. Mr. Nelson was also granted an additional option to purchase 71,509 shares of our common stock at an exercise price of $0.64 per share, which vested upon the achievement of certain performance goals established by our Board of Directors. On March 19, 2009, we entered into an agreement with Mr. Nelson providing for severance benefits which Mr. Nelson shall be entitled to receive in the event of a termination of his employment under certain circumstances. In the event Mr. Nelson is terminated by us during the term of the agreement without cause (as defined in the agreement), or he resigns under certain specified conditions, each as described in the agreement, and he is not otherwise entitled to a payment under the change in control agreement described below, we are required to pay Mr. Nelson an amount equal to twelve months of his base salary in effect at the time of termination and an amount equal to the target annual performance-based cash bonus otherwise payable pursuant to our cash incentive bonus plan for the year in which the termination occurs, and to provide twelve months accelerated vesting of any unvested stock awards granted to Mr. Nelson. In addition, we would be required to pay Mr. Nelson’s monthly COBRA premiums for continued health coverage for himself and his eligible dependents for a period of one year following his termination.

Thomas A. Armer, Ph.D. On April 14, 2008, we entered into an employment agreement with Dr. Armer that replaced the previous employment agreement between us and Dr. Armer. This employment agreement sets forth the terms and conditions of Dr. Armer’s employment and has an initial term through July 31, 2009 with automatic one year extensions following the initial term unless either party provides prior notice of non-extension. Dr. Armer’s base salary is set at $325,000 per year, subject to annual review and increases based on performance. In the event Dr. Armer is terminated by us during the term of the agreement without cause (as defined in the employment agreement), or he resigns under certain specified conditions, each as described in the employment agreement, we are required to pay Dr. Armer an amount equal to the greater of one year of his base salary at the time of termination or twelve times the average monthly salary received during the twelve months preceding the termination date, plus any incentive compensation amounts that would otherwise become payable under any of our incentive compensation plans in effect at the time of termination. In addition, we would be required to pay Dr. Armer’s monthly COBRA premiums for continued health coverage for himself and his eligible dependents for a period of one year following his termination.

Offer Letters. Each of our named executive officers other than Mr. Nelson and Dr. Armer have received employment offer letters setting forth the terms and conditions of their employment. The employment letters establish an initial annual base salary and provide that each executive shall be eligible for an annual performance bonus which is set as an initial percentage of their base salary. The annual bonus is payable based on the achievement of corporate and personal performance goals and objectives. Each named executive officer was also awarded a stock option upon or shortly after their commencement of employment pursuant to terms and conditions outlined in each executive’s respective employment offer letter. Each named executive officer’s employment is at-will, and the executive may be terminated by us at any time; similarly each executive may terminate their employment with us at any time.

Change in Control Agreements

Change in Control Severance Benefits

We have entered into change in control agreements with each of our executive officers, including the named executive officers. Each of the change in control agreements contains a “double trigger” provision that, in the event a named executive officer is terminated by us without cause or resigns for good reason within twelve months following a change in control of our company, the named executive officer is entitled, subject to our receipt of an effective waiver and release of claims executed by the named executive officer, to the following payments and benefits:

•	an amount equal to twelve months of the named executive officer’s base salary in effect at the time of termination;

•	an amount equal to the target annual performance-based cash bonus otherwise payable pursuant to our cash incentive bonus plan for the year in which termination occurred;

•	all stock awards granted to the named executive officer will immediately vest; and

•	COBRA premiums for 12 months, unless the named executive officer becomes covered under another group health plan earlier.

A “change in control” will generally be triggered under the change in control agreements upon:

•	the acquisition by a person or entity of 50% or more of either our then outstanding shares or the combined voting power of our then outstanding securities;

•	a change in the composition of the majority of our Board of Directors without the approval of the existing Board;

•	a merger of the Company (other than a merger following which our securities represent at least 50% of the combined voting power of the securities of the surviving entity); or

•	the approval of our stockholders of a plan of complete liquidation or dissolution of the Company or if there is a sale by us of all or substantially all of our assets.

We will generally have “cause” under the change in control agreements to terminate an executive upon:

•	the executive’s failure to follow the reasonable instructions of his or her superiors;

•	any intentional or grossly negligent act or omission by the executive that is reasonably likely to injure the Company;

•	the executive’s violation of any federal, state or local law applicable to the Company;

•	the executive’s plea of guilty or nolo contendere to, or conviction of, a felony or of a misdemeanor involving moral turpitude; or

•	the executive’s failure to comply in any material respect with the policies and procedures of the Company.

Under the change in control agreements, “good reason” includes the executive’s voluntary termination following:

•

assignment to the executive of any duties or responsibilities that results in any diminution or any adverse change of the executive’s position, status, circumstances of employment or scope of responsibilities; removal of duties customarily assigned to a person with executive’s title or a substantial adverse alteration in the nature or status of such duties, provided that such a change will not be deemed to have occurred simply by virtue of a change in control, the fact that the Company becomes a subsidiary of another entity or the Company’s status changing from publicly-traded to privately-held;

•	a reduction in the executive’s base salary, except to the extent the annual base salary of all the other executives of the Company are similarly reduced;

•	our failure to continue to provide certain compensation and benefits; or

•

a requirement that the executive’s principal place of employment be located greater than 25 miles from where the executive’s principal place of employment was located immediately prior to the change in control.

Our compensation committee intended that the double trigger change in control benefit described above provide fair and equitable compensation in the event of a termination of an executive officer following a change in control. This change in control policy also helps to ensure that the executives will undertake and support corporate transactions which may be in our stockholders best interests, but may lead to the termination of the executive’s employment. By providing for reasonable severance upon a change in control, the compensation committee intends to provide the executive with compensation that is sufficient to mitigate the risk of employment loss and encourage the executive to assist in undertaking the transaction. The amount of the severance is balanced against our need to be responsible to our stockholders and also takes into account the potential chilling impact such severance payments may have on other potential parties to a change in control transaction.

Our compensation committee also determined the change in control benefits to be appropriate and reasonable when generally compared to post-termination benefits provided by our peer group. We also feel that the level of benefits takes into account the expected length of time and difficulty the executive may experience in trying to secure new employment.

Potential Payments Upon Termination

The named executive officers have each entered into change in control severance agreements that provide for severance benefits in the event of a termination without cause or for good reason following a change in control of the Company. The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his or her employment had been terminated by us without cause or for good reason following a change in control on December 31, 2008, assuming that such termination occurred within the period beginning on the effective date of a change in control and ending on the last day of the twelfth calendar month following the effective date of a change in control. Additionally, Mr. Nelson’s severance agreement and Dr. Armer’s employment agreement provide for severance payments in the event either is terminated by us without cause or resigns under certain specified conditions, as described in the severance agreement and the employment agreement, respectively. An estimate of such benefits is also set forth below. Amounts below reflect potential payments based on the fair market value of $6.98 per share as of December 31, 2008, and the number of unvested shares or options held as of December 31, 2008.

Potential Payments upon Termination Following a Change in Control

Name	Salary Continuation ($)(1)	Bonus Payment ($)(2)	Value of Accelerated Equity Awards ($)(3)	Value of COBRA Premiums ($)(4)	Total ($)
Timothy S. Nelson(5)	450,000	225,000	803,136	18,838	1,496,974
Christopher Y. Chai	305,000	106,750	419,517	18,838	850,105
Thomas A. Armer, Ph.D. (6)	325,000	113,750	287,514	6,012	732,276
Charlene A. Friedman	290,000	101,500	—	6,012	397,512
Anastasios E. Gianakakos	300,000	105,000	466,563	18,838	890,401

(1)	Salary is based on a maximum of 100% of 2008 base salary.
(2)	Bonus payment is based on 100% of target bonus.
(3)

Calculated as the intrinsic value per option, multiplied by the number of options that become immediately vested upon termination following a change in control. The intrinsic value per option is calculated as the excess of the closing market price on the Nasdaq Global Market on December 31, 2008 over the exercise price of the option.

(4)	COBRA premiums are paid for one year.
(5)

Although Mr. Nelson’s severance agreement was signed on March 19, 2009, had it been in place as of December 31, 2008, pursuant to the terms of the agreement, had Mr. Nelson been terminated by us without cause or had he resigned under certain specified conditions on December 31, 2008 other than following a change in control, he would have been entitled to receive a salary continuation payment of $450,000, a bonus payment of $225,000, twelve months accelerated vesting of unvested stock options, with a value of $604,760, and continued health insurance coverage for a period of one year, having a value of approximately $18,838.

(6)

Pursuant to the terms of his employment agreement, had Dr. Armer been terminated by us without cause or he resigned under certain specified conditions on December 31, 2008 other than following a change in control, he would have been entitled to receive a salary continuation payment of $325,000 and continued health insurance coverage for a period of one year, having a value of approximately $6,012.

Proprietary Information and Inventions Agreement

Each of our named executive officers has also entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.

Determination of 2009 Compensation

Our compensation committee retained the Consultant to review our executive compensation programs in late 2008 and met with the Consultant during February 2009 to review and discuss the Consultant’s findings. The Consultant’s report included a review and analysis of base salary, cash bonus, equity incentives, and total compensation for the Company’s executive officers, including the named executive officers. The Consultant reviewed these compensation components taking into consideration publicly available compensation data of a group of 16 public companies in our “peer group,” as well as compensation data from the 2008 Radford Global Life Sciences Surveys for public companies with fewer than 150 employees and for public companies in the Northern California area. The Consultant also reported on its understanding of general trends in recent compensation practices. The companies in our peer group for 2009 were the same companies in our peer group for 2008: Affymax, Inc., Alexza Pharmaceuticals, Inc., Altus Pharmaceuticals, Inc., Amicus Therapeutics, Inc., ARYx Therapeutics, Inc., Biodel, Inc., Cadence Pharmaceuticals, Inc., DURECT Corporation, Molecular Insight Pharmaceuticals, Inc., Nektar Therapeutics, Orexigen Therapeutics, Inc., Pain Therapeutics, Inc., Theravance, Inc., Trubion Pharmaceuticals, Inc., Vanda Pharmaceuticals, Inc. and Xenoport, Inc. The compensation committee’s compensation objectives were to target the named executive officers’ total compensation at approximately the sixtieth to seventy-fifth market percentile.

The Consultant reported that total executive officer target cash compensation for 2008, consisting of base salary and targeted bonus, generally was within the sixtieth to seventy-fifth percentile. Actual total cash compensation to our named executive officers for 2008 was generally within the sixtieth to seventy-fifth percentile for all named executive officers. The Consultant also reported that equity incentives were approximately at or above the sixtieth to seventy-fifth percentile range.

For 2009, our compensation committee kept the total target cash compensation level for each executive officer to within the target levels for most named executive officer positions. The compensation committee also believes that to motivate and retain the best talent among our executive officers, it may be necessary in the future to set total compensation with executive officers that deviates from the general philosophy of targeting the sixtieth to seventy-fifth percentile. Total compensation for each executive officer was determined based on the review of the Consultant’s report, market data, including data relating to peer group companies, the individual executive’s performance over the review period and over time and the annual performance of the Company.

To assist our compensation committee in its annual review of executive performance, which took place on February 11, 2009, the Chief Executive Officer provided recommendations to the committee. Based on its review and analysis of the Consultant’s report, as well as on Company and individual executive performance, our compensation committee made certain adjustments to executive compensation at its meeting on February 11, 2009, with such changes being implemented effective January 1, 2009.

Notwithstanding anything to the contrary set forth in our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following reports will not be incorporated by reference into any such filings, nor will they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the compensation committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Submitted by the compensation committee of the Board of Directors:

Gerri A. Henwood, Chair

Bernard J. Kelley

Matthew V. McPherron

Date: April 15, 2009

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee oversees our independent registered public accounting firm and assists the Board of Directors in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements and financial reporting, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and our financial management personnel.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2008 with Company management and PricewaterhouseCoopers LLP, our independent registered public accounting firm. The audit committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended and as adopted by the Public Accounting Oversight Board in Rule 3200T. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters that generally accepted auditing standards require to be discussed with the audit committee. The audit committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board Rule 3526 and the audit committee discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based on the audit committee’s review and discussions noted above, the audit committee approved that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC. Previously, the audit committee approved the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2008.

The audit committee and the Board of Directors have also approved the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2009.

Submitted by the audit committee of the Board of Directors:

H. Ward Wolff, Chair

Gerri A. Henwood

Bernard J. Kelley

Date: April 15, 2009

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving the terms and conditions of all related party transactions, other than compensation transactions which are subject to review and approval by our compensation committee. We have not entered into any financial transactions with any immediate family member of a director or executive officer of our company. If we were to do so, any such material financial transaction would need to be approved by our audit committee prior to our company entering into such a transaction.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008 with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by stockholders	3,178,837	$5.83	2,070,659	(1)
Total	3,178,837	$5.83	2,070,659

(1)	Includes 373,547 shares of our Common Stock reserved for future issuance under our Employee Stock Purchase Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms received with respect to the fiscal year ended December 31, 2008 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our Common Stock have complied with the reporting requirements of Section 16(a).

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

It is currently contemplated that our 2010 annual meeting of stockholders will be held on or about May 21, 2010. In the event that a stockholder desires to have a proposal considered for presentation at the 2010 annual meeting of stockholders and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be received at our principal executive offices by December 15, 2009. Any such proposal must comply with the requirements of our Bylaws and Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his, her or its own proxy solicitation for the 2010 annual meeting of stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, we must receive notice of such proposal or nomination no later than 90 days or no earlier than 120 days before May 21, 2010 (i.e., the one-year anniversary of the Annual Meeting) (provided, however, that in the event that the date of the 2010 annual meeting of stockholders is more than 30 days before or more than 70 days after May 21, 2010, the notice must be delivered to us no earlier than 120 days prior to the 2010 annual meeting of stockholders and no later than the later of (i) 90 days before the 2010 annual meeting of stockholders or (ii) 10 days following the day the 2010 annual meeting of stockholders is first announced by us). If the notice is not received by such date, it will be considered untimely under our Bylaws, and we will have discretionary voting authority under proxies solicited for the 2010 annual meeting of stockholders with respect to such proposal, if presented at the meeting. All notices must comply with the requirements of our Bylaws.

Proposals and notices should be directed to the attention of the Secretary, MAP Pharmaceuticals, Inc., 2400 Bayshore Parkway, Suite 200, Mountain View, California 94043.

ANNUAL REPORT

A copy of our 2008 Annual Report on Form 10-K, which includes financial statements but excludes Form 10-K exhibits, is being mailed to each stockholder of record as of April 2, 2009, together with all proxy materials. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our Common Stock on the record date may request a copy of our annual report and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of the Company at such date. Requests should be directed to the Secretary, MAP Pharmaceuticals, Inc., 2400 Bayshore Parkway, Suite 200, Mountain View, California 94043.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no other matters that may be presented for consideration at the Annual Meeting. However, if any other matter is presented properly for consideration and action at the Annual Meeting, or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors,

/s/ CHARLENE A. FRIEDMAN

CHARLENE A. FRIEDMAN

Vice President, General Counsel and Secretary

April 15, 2009

ANNUAL MEETING OF STOCKHOLDERS OF

MAP PHARMACEUTICALS, INC.

May 21, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://ir.mappharma.com/annual-proxy.cfm

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20430000000000001000 7

052109

The Board of Directors recommends a vote FOR Items 1 and 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Nominees for Director:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT (See instructions below)

NOMINEES:

Thomas A. Armer, Ph.D.

Steven A. Elms

Bernard J. Kelley

Scott R. Ward

2. Ratification of Appointment of Independent Registered Public Accounting Firm. FOR AGAINST

ABSTAIN

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

Unless otherwise specified, this proxy will be voted FOR the listed nominees for director and FOR ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of MAP Pharmaceuticals, Inc.

I/We expect to attend this meeting

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MAP PHARMACEUTICALS, INC.

PROXY

Annual Meeting of Stockholders - May 21, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned appoints Timothy S. Nelson and Charlene A. Friedman as proxies for the undersigned, with full power of substitution, to represent and to vote all the stock of the undersigned on the following matters as described in the Proxy Statement accompanying the Notice of Annual Meeting, receipt of which is hereby acknowledged, and according to the proxy holders’ discretion, on all matters that may be properly presented for action at the Annual Meeting of Stockholders of MAP Pharmaceuticals, Inc. to be held on Thursday, May 21, 2009, and at any adjournment(s) or postponement(s) thereof. If properly executed, this proxy shall be voted in accordance with the instructions given. To the extent no directions are given on a proposal, the proxy holders will vote FOR the nominees listed on the reverse side of this proxy and FOR ratification of the appointment of the independent registered public accounting firm and, in the discretion of the proxy holders, on other matters that may properly be presented at the Meeting. The undersigned may revoke this proxy at any time prior to its exercise or may attend the Meeting and vote in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

(Continued and to be signed on the reverse side)

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